EXHIBIT 99.1

Profound Medical Congratulates Texas Prostate on Achieving 100th TULSA Procedure™ Milestone

TORONTO, March 27, 2026 (GLOBE NEWSWIRE) -- Profound Medical Corp. (NASDAQ:PROF; TSX:PRN) (“Profound” or the “Company”), a commercial-stage medical device company that develops and markets AI-powered, MRI-guided, incision-free therapies for the ablation of diseased tissue, is pleased to announce that Texas Prostate, led by Dr. James Cochran, has achieved its 100th TULSA Procedure™ performed in Dallas Medical Center’s state-of-the-art MRI suite.

“Having performed hundreds of focal HIFU procedures for prostate cancer patients, we switched to primarily offering the TULSA Procedure because its unique MRI-guidance and thermography allow us to treat a much broader range of prostate diseases, sizes, severities, and aggressions, with an improved safety profile. With TULSA, by planning and delivering therapy under continuous, in‑bore MRI visualization — rather than relying on diagnostic images obtained weeks or months earlier and aligned indirectly at the time of treatment in the case of HIFU — we gain a clearer, more accurate understanding of tumor location and extent, enabling more precise and safer therapy,” said Dr. Cochran. “Almost immediately upon transitioning from a private pay to a Medicare model via our new collaboration with Dallas Medical Center, our TULSA Procedure numbers increased by 500%, and continue to grow as new enquiries from around Texas and surrounding states come in every day, and urologists in the Dallas-Fort Worth Metroplex reach out to learn how to offer TULSA to their patients.”

“Under this innovative model pioneered by Texas Prostate — bridging private-pay practices and Medicare-participating hospitals — Dr. Cochran is demonstrating a way for urologists to accelerate adoption of the next generation of prostate care by allowing more men to benefit from the TULSA Procedure’s versatility across the full spectrum of prostate disease,” commented Arun Menawat, Profound’s CEO and Chairman. “On behalf of everyone at Profound, we would like to congratulate Dr. Cochran and his team on his first 100 TULSA Procedures.”

The TULSA Procedure, performed using the TULSA-PRO® system, represents a major advancement in prostate care, and is used by physicians to treat men with prostate cancer and/or benign prostatic hyperplasia (“BPH”, also known as an enlarged prostate). Robotically controlled directional ultrasound is delivered from inside the urethra to precisely and gently heat prostate tissue to ‘kill temperature’ (55-57°C), while protecting surrounding nerves and anatomy. Real-time MRI thermography enables continuous visualization and autonomous temperature adjustment throughout the procedure. This level of precision allows physicians to tailor therapy to each patient, resulting in no procedural blood loss, no overnight hospital stay, and a quicker return to everyday life, while minimizing side effects typically associated with surgery or radiation, such as urinary incontinence and/or erectile dysfunction.

About Profound Medical Corp.

Profound is a commercial-stage medical device company and an innovator in interventional MRI procedures, enabling precise, incision-free therapies that improve clinical confidence, procedural control, and patient outcomes. By leveraging real-time MRI guidance, Profound’s technologies are designed to replace uncertainty with clarity across treatment planning, delivery, and confirmation.

The company’s flagship platform, TULSA-PRO®, enables MRI-guided, incision-free prostate therapy designed for precision and flexibility. The TULSA Procedure™ allows physicians to see, treat, and confirm therapy in real time, supporting personalized treatment strategies across the continuum of prostate care — from whole-gland to subtotal, hemi, multifocal, and focal treatment. This approach enables individualized care for the full spectrum of prostate disease, including prostate cancer and/or benign prostatic hyperplasia (BPH), while minimizing side effects typically associated with surgery or radiation, such as urinary incontinence and/or erectile dysfunction.

Profound also commercializes Sonalleve®, an MRI-guided therapy that provides a non-surgical treatment option for pain palliation of bone metastases, desmoid tumors, and osteoid osteoma, as well as for common gynecologic conditions including uterine fibroids and adenomyosis. Sonalleve delivers targeted therapy with no incisions, no blood loss during the procedure, no overnight hospital stay, and faster recovery — and, in gynecologic applications, enables uterine-sparing treatment that may help preserve fertility. Profound is also exploring additional clinical applications for Sonalleve, including non-invasive ablation of abdominal cancers and hyperthermia-based cancer therapies.

Profound Medical’s technologies are approved across major global markets. TULSA-PRO is cleared or approved in the United States, Europe, Canada, Saudi Arabia, India, Australia/New Zealand, and the UAE, while Sonalleve is cleared or approved in the United States (HDE), Europe, Canada, China, and Saudi Arabia.

Through real-time MRI guidance and data-driven innovation, Profound is advancing the future of MRI-guided therapy — expanding access to precise, personalized, and incision-free treatment options worldwide.

Forward-Looking Statements

This release includes forward-looking statements regarding Profound and its business which may include, but is not limited to, the expectations regarding the safety and efficacy of Profound’s technology in the treatment of prostate cancer, BPH, pain palliation of bone metastases, desmoid tumors, osteoid osteoma, uterine fibroids and adenomyosis. Often, but not always, forward-looking statements can be identified by the use of words such as "plans", "is expected", "expects", "scheduled", "intends", "contemplates", "anticipates", "believes", "proposes" or variations (including negative variations) of such words and phrases, or state that certain actions, events or results "may", "could", "would", "might" or "will" be taken, occur or be achieved. Such statements are based on the current expectations of the management of Profound. The forward-looking events and circumstances discussed in this release, may not occur by certain specified dates or at all and could differ materially as a result of known and unknown risk factors and uncertainties affecting the Company, including risks regarding the medical device industry, regulatory approvals, reimbursement, economic factors, the equity markets generally and risks associated with growth and competition. Although Profound has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. No forward-looking statement can be guaranteed. Other factors and risks that may cause actual results to differ materially from those set out in the forward-looking statements are described in Profound's Annual Report on Form 10-K and other filings made with U.S. and Canadian securities regulators, available at www.sedarplus.com and www.sec.gov. Except as required by applicable securities laws, forward-looking statements speak only as of the date on which they are made and Profound undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, or otherwise, other than as required by law.

For further information, please contact:

Stephen Kilmer
Investor Relations
skilmer@profoundmedical.com
T: 647.872.4849

Susan Thomas
Public Relations
sthomas@profoundmedical.com
T: 619.540.9195